QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

DAVID F. ZUCKER NAMED MIDWAY'S
CHIEF EXECUTIVE OFFICER AND PRESIDENT

—Neil D. Nicastro to Remain Chairman of the Board—

        Chicago, Illinois, May 7, 2003—Midway Games Inc. (NYSE:MWY) announced today that David F. Zucker, 40, has been named chief executive officer and president. Mr. Zucker succeeds Neil D. Nicastro, 46, Midway's chairman who has also stepped down as chief operating officer. Mr. Nicastro will continue as chairman of Midway's board of directors and will assist the Company in achieving a smooth management transition. Midway did not name a new chief operating officer.

        Mr. Zucker joins Midway from Playboy Enterprises, Inc. (NYSE: PLA), where he was president and chief operating officer, overseeing all day-to-day operations. Prior to joining Playboy in May, 2002, Mr. Zucker was a managing director at Walker Digital LLC and served as president and chief executive officer of DIVA Systems Corporation. He spent eleven years with The Walt Disney Company (NYSE: DIS), primarily at ESPN where he was executive vice president, overseeing the launches of ESPN2 and the X Games, and later, as managing director leading the build out of ESPN's international networks. Mr. Zucker graduated magna cum laude from Princeton University and earned an MBA from Harvard University.

        Neil D. Nicastro, chairman of Midway Games Inc., commented, "David's appointment is exciting news for Midway, as it brings the Company a proven senior executive with relevant media, entertainment and technology experience that we believe will be valuable to Midway's future success. David has a strong background of successfully creating, marketing and selling entertainment products to youth-oriented markets. This appointment is the next step in the effort we began a few years ago to strengthen our senior management."

        "Midway is a company with tremendous potential in this industry," commented Mr. Zucker on his appointment. "Video game publishing is the fastest growing segment of the entertainment industry and is quickly joining the ranks of movies, television, and music in its prominence within our society. I am excited to join Midway, and I look forward to contributing to the growth of the Company's business and profitability with the support of its excellent publishing, engineering and marketing resources."

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Annual Report on Form 10-K and the more recent filings made by the Company with the Securities and Exchange Commission.

# # #

QuickLinks

  Exhibit 99.1